EXHIBIT 10(c)
SUMMARY OF BASE SALARY AND ANNUAL INCENTIVE
COMPENSATION PAYABLE TO NAMED EXECUTIVE OFFICERS
     2010 Base Salary. On February 16, 2010, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of The Sherwin-Williams Company (“Sherwin-Williams”) set the 2010 base salaries of the executive officers who were named in the Summary Compensation Table of Sherwin-Williams’ 2009 Proxy Statement and who are expected to be named in the Summary Compensation Table of Sherwin-Williams’ 2010 Proxy Statement (the “Named Executive Officers”). The base salaries of the Named Executive Officers for 2010 are as follows: C.M. Connor, Chairman and Chief Executive Officer ($1,221,987); J.G. Morikis, President and Chief Operating Officer ($760,205); S.P. Hennessy, Senior Vice President — Finance and Chief Financial Officer ($573,370); S.J. Oberfeld, President, Paint Stores Group ($523,259); and T. W. Seitz, Senior Vice President — Strategic Excellence Initiatives ($483,385).
     Annual Incentive Compensation to Be Earned in 2010. The Compensation Committee also approved the following minimum, target and maximum cash bonus award levels, as a percent of salary, for the Named Executive Officers for 2010 under The Sherwin-Williams Company 2007 Executive Performance Bonus Plan based upon each Named Executive Officer achieving 0%, 100% and 125%, respectively, of his performance goals.

	Incentive Award as a Percentage of Base Salary
Named Executive Officer	Minimum	Target	Maximum
C.M. Connor	0	105	210
J.G. Morikis	0	75	150
S.P. Hennessy	0	75	150
S.J. Oberfeld	0	60	120
T.W. Seitz	0	60	120